CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Maximum aggregate offering price	Amount of registration fee(1) (2)
Medium-Term Senior Notes, Series G	$2,000,000	$232.40

(1)	Calculated in accordance with Rule 457(r) of the Securities Act.
(2)
Pursuant to Rule 457(p) under the Securities Act, the $297,462.89 remaining of the relevant portion of the registration fees previously paid with respect to unsold securities registered on Registration Statement File No. 333-172554, filed on March 2, 2011 by Citigroup Funding Inc., a wholly owned subsidiary of Citigroup Inc., is being carried forward, of which $232.40 is offset against the registration fee due for this offering and of which $297,230.49 remains available for future registration fee offset.  No additional registration fee has been paid with respect to this offering.  See the “Calculation of Registration Fee” table accompanying the filing of Pricing Supplement No. 2015-CMTNG0369 dated February 12, 2015, filed by Citigroup Inc. on February 17, 2015, for information regarding the registration fees that are being carried forward.

Citigroup Inc.	February 24, 2015 Medium-Term Senior Notes, Series G Pricing Supplement No. 2015–CMTNG0376 Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-192302
Callable Dual Range Accrual Notes Linked to the CMS Reference Spread and the S&P 500® Index Due February 27, 2030
▪
Subject to our right to call the notes for mandatory redemption, as described below, the notes offered by this pricing supplement will pay a variable coupon at an annual rate that may be as high as the relevant contingent rate specified below or as low as 0.00%. The actual variable coupon rate for a given quarterly coupon payment date will depend on the levels of both the CMS reference spread, as defined below, and the S&P 500® Index (the “underlying index”) on each elapsed day during the accrual period preceding that coupon payment date. Investors in the notes will therefore be subject to risks associated with both the CMS reference spread and the underlying index and may be negatively affected by adverse movements in either regardless of the performance of the other.

▪	We have the right to call the notes for mandatory redemption on any coupon payment date beginning one year after issuance.
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The notes are unsecured debt securities issued by Citigroup Inc. Investors in the notes must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any amount due under the notes if we default on our obligations. All payments on the notes are subject to the credit risk of Citigroup Inc.

KEY TERMS
Stated principal amount:	$1,000 per note
Aggregate stated principal amount:	$2,000,000
CMS reference spread:	On any elapsed day, the 30-year constant maturity swap rate (“CMS30”) minus the 2-year constant maturity swap rate (“CMS2”), each as determined on that elapsed day
Underlying index:	S&P 500® Index
Pricing date:	February 24, 2015
Issue date:	February 27, 2015
Maturity date:	Unless earlier redeemed, February 27, 2030
Payment at maturity:	Unless earlier redeemed, $1,000 per note plus the coupon payment due at maturity, if any
Variable quarterly coupon payments:	On each coupon payment date, you will receive a coupon payment at an annual rate equal to the variable coupon rate for that coupon payment date. The variable coupon rate for any coupon payment date will be determined as follows:

relevant contingent rate per annum ×	number of accrual days during the related accrual period
number of elapsed days during the related accrual period

The variable quarterly coupon payment per note would then be equal to (i) $1,000 multiplied by the variable coupon rate per annum divided by (ii) 4.
If the number of accrual days in a given accrual period is less than the number of elapsed days in that accrual period, the variable coupon rate for the related coupon payment date will be less than the full relevant contingent rate, and if there are no accrual days in a given accrual period, the applicable variable coupon rate will be 0.00% per annum.

Relevant contingent rate:
From and including the issue date to but excluding February 27, 2020: 4.25% per annum
From and including February 27, 2020 to but excluding February 27, 2025: 5.25% per annum
From and including February 27, 2025 to but excluding the maturity date: 6.25% per annum

Coupon payment dates:	The 27th day of each February, May, August and November, beginning on May 27, 2015
Accrual period:
For each coupon payment date, the period from and including the immediately preceding coupon payment date (or the issue date in the case of the first coupon payment date) to but excluding such coupon payment date

Accrual day:	An elapsed day on which the accrual condition is satisfied
Elapsed day:	Calendar day
Accrual condition:
The accrual condition will be satisfied on an elapsed day if, and only if, both (i) the CMS reference spread is greater than or equal to the CMS accrual barrier level on that elapsed day and (ii) the closing level of the underlying index is greater than or equal to the index accrual barrier level on that elapsed day. See “Additional Information” on the next page.

CMS accrual barrier level:	0.25%
Index accrual barrier level:	1,057.74, 50% of the closing level of the underlying index on the pricing date
Early redemption:
We have the right to redeem the notes, in whole and not in part, quarterly on any coupon payment date on or after February 27, 2016 upon not less than five business days’ notice for an amount in cash equal to 100% of the stated principal amount of your notes plus the coupon payment due on the date of redemption, if any

Listing:	The notes will not be listed on any securities exchange
CUSIP / ISIN:	1730T04W6 / US1730T04W69
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)	Underwriting fee(2)	Proceeds to issuer
Per note:	$1,000	$25	$975
Total:	$2,000,000	$50,000	$1,950,000
(1) On the date of this pricing supplement, the estimated value of the notes is $873.40 per note, which is less than the issue price. The estimated value of the notes is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you at any time after issuance. See “Valuation of the Notes” in this pricing supplement.
(2) CGMI, an affiliate of Citigroup Inc. and the underwriter of the sale of the notes, is acting as principal and will receive an underwriting fee of $25 for each $1,000 note sold in this offering. Certain selected dealers, including Morgan Stanley & Co. LLC, and their financial advisors will collectively receive from CGMI a fixed selling concession of $25 for each $1,000 note they sell. Additionally, it is possible that CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the notes declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.
Investing in the notes involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-3.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the following documents, which can be accessed via the following hyperlinks:
Product Supplement No. IE-06-02 dated November 13, 2013

Underlying Supplement No. 3 dated November 13, 2013     Prospectus Supplement and Prospectus each dated November 13, 2013

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Inc.
Callable Dual Range Accrual Notes Linked to the CMS Reference Spread and the S&P 500® Index Due February 27, 2030

Additional Information

General. The terms of the notes are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect the amount of any variable quarterly coupon payment you receive. These events and their consequences are described in the accompanying product supplement in the section “Description of the Notes—Terms Related to the Underlying Index—Discontinuance or Material Modification of the Underlying Index” and not in this pricing supplement. The accompanying underlying supplement contains important disclosures regarding the underlying index that are not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement in connection with your investment in the notes. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Additional terms relating to the accrual condition. For purposes of determining whether the accrual condition is satisfied on any elapsed day, if CMS30, CMS2 or the closing level of the underlying index is not available for any reason on that day (including weekends and holidays), the CMS reference spread and/or the closing level of the underlying index, as applicable, will be assumed to be the same as on the immediately preceding elapsed day. In addition, for all elapsed days from and including the fourth-to-last scheduled trading day in an accrual period to and including the last elapsed day of that accrual period, the CMS reference spread and the closing level of the underlying index will not be observed and will be assumed to be the same as on the elapsed day immediately preceding such unobserved days.

Hypothetical Examples

The following table presents examples of hypothetical variable quarterly coupon payments based on the number of accrual days in a particular accrual period. For illustrative purposes only, the table assumes an accrual period that contains 90 elapsed days. Your actual quarterly coupon payments will depend on the actual number of elapsed days during the relevant accrual period and both the actual CMS reference spread and the actual closing level of the underlying index on each elapsed day. The applicable variable coupon rate for each accrual period will be determined on a per annum basis but will apply only to that accrual period. The table and examples below assume a relevant contingent rate of 4.25% per annum.

Hypothetical Number of Accrual Days in Accrual Period*	Hypothetical Variable Coupon Rate (per Annum)**	Hypothetical Variable Quarterly Coupon Payment per Note***
0	0.000%	$0.000
1	0.047%	$0.118
10	0.472%	$1.181
15	0.708%	$1.771
20	0.944%	$2.361
25	1.181%	$2.951
30	1.417%	$3.542
35	1.653%	$4.132
40	1.889%	$4.722
45	2.125%	$5.313
50	2.361%	$5.903
55	2.597%	$6.493
60	2.833%	$7.083
65	3.069%	$7.674
70	3.306%	$8.264
75	3.542%	$8.854
80	3.778%	$9.444
85	4.014%	$10.035
90	4.250%	$10.625
* An accrual day is an elapsed day on which the accrual condition is satisfied (i.e., on which the CMS reference spread is greater than or equal to the CMS accrual barrier level and the closing level of the underlying index is greater than or equal to the index accrual barrier level)

** The hypothetical variable coupon rate per annum is equal to (i) the hypothetical relevant contingent rate of 4.25% per annum multiplied by (ii) (a) the hypothetical number of accrual days in the related accrual period divided by (b) 90

*** The hypothetical variable quarterly coupon payment per note is equal to (i) $1,000 multiplied by the hypothetical variable coupon rate per annum divided by (ii) 4

February 2015	PS-2

Citigroup Inc.
Callable Dual Range Accrual Notes Linked to the CMS Reference Spread and the S&P 500® Index Due February 27, 2030

The following four examples illustrate the calculation of the variable coupon rate for a given accrual period based on different hypothetical underlying index levels and CMS reference spread values. For illustrative purposes only, the examples assume an accrual period that contains 90 elapsed days. Your actual variable quarterly coupon payments will depend on the actual number of elapsed days during the relevant accrual period, the actual relevant contingent rate and both the actual value of the CMS reference spread and the actual closing level of the underlying index on each elapsed day. The applicable variable coupon rate for each accrual period will be determined on a per annum basis but will apply only to that accrual period.

Example 1

The closing level of the underlying index is greater than the index accrual barrier level for each elapsed day during the entire accrual period and the CMS reference spread is greater than or equal to the CMS accrual barrier level for each elapsed day during the entire accrual period. Because the accrual condition is therefore satisfied for each elapsed day during the entire accrual period, the hypothetical variable coupon rate would be 4.25% per annum only for that accrual period.

Example 2

The closing level of the underlying index is less than the index accrual barrier level for each elapsed day during the entire accrual period and the CMS reference spread is greater than or equal to the CMS accrual barrier level for each elapsed day during the entire accrual period. Because the accrual condition is not satisfied on each elapsed day during the accrual period, the hypothetical variable coupon rate would be 0.00% per annum for that accrual period.

Example 3

The closing level of the underlying index is greater than the accrual barrier level for each elapsed day during the entire accrual period but the CMS reference spread is less than the CMS accrual barrier level for each elapsed day during the entire accrual period. Because the accrual condition is not satisfied on each elapsed day during the accrual period, the hypothetical variable coupon rate would be 0.00% per annum for that accrual period.

Example 4

The closing level of the underlying index is greater than the accrual barrier level for 45 elapsed days during the hypothetical 90-day accrual period and the CMS reference spread is greater than or equal to the CMS accrual barrier level for each elapsed day during the entire accrual period. Because the accrual condition is only satisfied for half of the accrual period, the hypothetical variable coupon rate for that accrual period would equal 2.125% per annum.

Summary Risk Factors

An investment in the notes is significantly riskier than an investment in conventional debt securities. The notes are subject to all of the risks associated with an investment in our conventional debt securities, including the risk that we may default on our obligations under the notes, and are also subject to risks associated with both the CMS reference spread and the underlying index. Accordingly, the notes are suitable only for investors who are capable of understanding the complexities and risks of the notes. You should consult your own financial, tax and legal advisers as to the risks of an investment in the notes and the suitability of the notes in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the notes. You should read this summary together with the more detailed description of risks relating to an investment in the notes contained in the section “Risk Factors Relating to the Notes” beginning on page EA-6 in the accompanying product supplement and the description of risks relating to the underlying index contained in the section “Risk Factors” beginning on page 1 in the accompanying underlying supplement. You should also carefully read the risk factors included in the documents incorporated by reference in the accompanying prospectus, including our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to our business more generally.

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The notes offer a variable coupon rate and you may not receive any coupon payment on one or more coupon payment dates, which may extend for the entire term of the notes. Any variable coupon payment you receive will depend on the number of elapsed days during the preceding accrual period on which the accrual condition was satisfied. The accrual condition will be satisfied on a given elapsed day only if both (i) the CMS reference spread is greater than or equal to the CMS accrual barrier level on that elapsed day and (ii) the closing level of the underlying index is greater than or equal to the index accrual barrier level on that elapsed day. If, on any elapsed day during an accrual period, the accrual condition is not satisfied, the applicable variable coupon payment will be made at a rate that is less, and possibly significantly less, than the relevant contingent rate. If, on each elapsed day during an accrual period, the accrual condition is not satisfied, no variable coupon payment will be paid on the related coupon payment date. Accordingly, there can be no assurance that you will receive a variable coupon payment on any coupon payment date or that any variable coupon payment you do receive will be calculated at the full relevant contingent rate. Thus, the notes are not a suitable investment for investors who require regular fixed income payments, since the coupon payments are variable and may be zero.

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Although the notes provide for the repayment of the stated principal amount at maturity, you may nevertheless suffer a loss on your investment in the notes, in real value terms, if you receive below-market or no variable coupon payments.  This is because inflation may cause the real value of the stated principal amount to be less at maturity than it is at the time you invest, and because an investment in the notes represents a forgone opportunity to invest in an alternative asset that does

February 2015	PS-3

Citigroup Inc.
Callable Dual Range Accrual Notes Linked to the CMS Reference Spread and the S&P 500® Index Due February 27, 2030

generate a positive real return. You should carefully consider whether an investment that may not provide for any return on your investment, or may provide a return that is lower than the return on alternative investments, is appropriate for you.

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The higher potential yield offered by the notes is associated with greater risk that the notes will pay a low or no coupon on one or more coupon payment dates. The notes offer variable coupon payments with the potential to result in a higher yield than the yield on our conventional debt securities of the same maturity. You should understand that, in exchange for this potentially higher yield, you will be exposed to significantly greater risks than investors in our conventional debt securities. These risks include the risk that the variable coupon payments you receive, if any, will result in a yield on the notes that is lower, and perhaps significantly lower, than the yield on our conventional debt securities of the same maturity. The volatility of the CMS reference spread and the underlying index are important factors affecting this risk. Greater expected volatility of the CMS reference spread and/or the underlying index as of the pricing date may contribute to the higher yield potential, but would also represent a greater expected likelihood as of the pricing date that you will receive low or no coupon payments on the notes.

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The notes are subject to risks associated with both the CMS reference spread and the underlying index, and may be negatively affected by adverse movements in either regardless of the performance of the other. The amount of any variable coupon payments you receive will depend on the performance of both the CMS reference spread and the underlying index. It is impossible to predict whether the CMS reference spread and the underlying index will rise or fall or what their relationship will be. The scenario in which the notes pay the greatest coupon is that in which both the CMS reference spread remains consistently greater than or equal to the CMS accrual barrier level and the closing level of the underlying index remains consistently greater than or equal to the index accrual barrier level. In all other scenarios—(i) where the CMS reference spread remains consistently less than the CMS accrual barrier level, regardless of the level of the underlying index; or (ii) where the closing level of the underlying index remains consistently less than the index accrual barrier level, regardless of the CMS reference spread—the notes will pay little or no coupon.

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The notes may be called for mandatory redemption at our option after the first year of their term, which limits your ability to receive variable coupon payments if the CMS reference spread and underlying index perform favorably. In determining whether to redeem the notes, we will consider various factors, including then current market interest rates and our expectations about payments we will be required to make on the notes in the future. If we call the notes for mandatory redemption, we will do so at a time that is advantageous to us and without regard to your interests. We are more likely to redeem the notes at a time when the CMS reference spread and underlying index are performing favorably from your perspective and when we expect them to continue to do so. Therefore, although the notes offer variable coupon payments with the potential to result in a higher yield than the yield on our conventional debt securities of the same maturity, if the notes are paying that higher rate and we expect them to continue to do so, it is more likely that we would redeem the notes. Accordingly, the redemption feature of the notes is likely to limit the benefits you receive from the variable coupon payments. If we exercise our redemption right prior to maturity, you may not be able to reinvest your funds in another investment that provides a similar yield with a similar level of risk.

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If the closing level of the CMS reference spread or the underlying index is not available for any reason on an elapsed day (including weekends and holidays), the CMS reference spread or the closing level of the underlying index, as applicable, will be the same as on the immediately preceding elapsed day. With respect to an elapsed day on which CMS30, CMS2 or the closing level of the underlying index is not available, the CMS reference spread or the closing level of the underlying index for that day, as applicable, will be deemed to be the CMS reference spread or the closing level of the underlying index for the immediately preceding elapsed day on which the CMS reference spread or the closing level of the underlying index, as applicable, is available and the relative weighting of such immediately preceding elapsed day will be magnified for purposes of determining whether such elapsed day qualifies as an accrual day. Under these circumstances, if an immediately preceding elapsed day is not an accrual day, each successive day on which the CMS reference spread or the closing level of the underlying index, as applicable, is not available will also not qualify as an accrual day. As a result, to the extent that such preceding elapsed day is not an accrual day, such preceding elapsed day will have a greater weight in determining the number of accrual days during an accrual period. This could adversely affect the amount of any variable quarterly coupon payment.

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The notes may be riskier than notes with a shorter term. The notes have a 15-year term, subject to our right to call the notes for mandatory redemption after the first year of the term of the notes. By purchasing notes with a longer term, you are more exposed to fluctuations in market interest rates and equity markets than if you purchased notes with a shorter term. Specifically, you will be negatively affected if the CMS reference spread falls below the CMS accrual barrier level or if the closing level of the underlying index falls below the index accrual barrier level. If either (i) the CMS reference spread is less than the CMS accrual barrier level or (ii) the closing level of the underlying index is less than the index accrual barrier level on each day during an entire accrual period, you will be holding a long-dated security that does not pay any coupon.

▪	The notes are subject to the credit risk of Citigroup Inc. If we default on our obligations under the notes, you may not receive anything owed to you under the notes.

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The notes will not be listed on a securities exchange and you may not be able to sell them prior to maturity. The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. CGMI currently intends to make a secondary market in relation to the notes and to provide an indicative bid price for the notes on a daily basis. Any indicative bid price for the notes provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the notes can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any

February 2015	PS-4

Citigroup Inc.
Callable Dual Range Accrual Notes Linked to the CMS Reference Spread and the S&P 500® Index Due February 27, 2030

reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the notes because it is likely that CGMI will be the only broker-dealer that is willing to buy your notes prior to maturity. Accordingly, an investor must be prepared to hold the notes until maturity.

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Sale of the notes prior to maturity may result in a loss of principal.  You will be entitled to receive at least the full stated principal amount of your notes, subject to the credit risk of Citigroup Inc., only if you hold the notes to maturity. The value of the notes may fluctuate during the term of the notes, and if you are able to sell your notes prior to maturity, you may receive less than the full stated principal amount of your notes.

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The estimated value of the notes on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the notes that are included in the issue price. These costs include (i) the selling concessions paid in connection with the offering of the notes, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the notes and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the notes. These costs adversely affect the economic terms of the notes because, if they were lower, the economic terms of the notes would be more favorable to you. The economic terms of the notes are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the notes. See “The estimated value of the notes would be lower if it were calculated based on our secondary market rate” below.

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The estimated value of the notes was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the underlying index and the CMS reference spread, the correlation between the underlying index and the CMS reference spread, dividend yields on the stocks that constitute the underlying index and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the notes. Moreover, the estimated value of the notes set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the notes for other purposes, including for accounting purposes. You should not invest in the notes because of the estimated value of the notes. Instead, you should be willing to hold the notes to maturity irrespective of the initial estimated value.

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The estimated value of the notes would be lower if it were calculated based on our secondary market rate. The estimated value of the notes included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the notes. Our internal funding rate is generally lower than the market rate implied by traded instruments referencing our debt obligations in the secondary market for those debt obligations, which we refer to as our secondary market rate. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the notes, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not the same as the coupon that is payable on the notes.

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The estimated value of the notes is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you in the secondary market. Any such secondary market price will fluctuate over the term of the notes based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the notes determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the notes than if our internal funding rate were used. In addition, any secondary market price for the notes will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the notes to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the notes will be less than the issue price.

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The value of the notes prior to maturity will fluctuate based on many unpredictable factors. The value of your notes prior to maturity will fluctuate based on the level and volatility of the underlying index and the CMS reference spread and a number of other factors, including the dividend yields on the stocks that constitute the underlying index, expectations of future values of CMS30 and CMS2, the level of general market interest rates, the positive or negative correlation between the CMS reference spread and the underlying index, the time remaining to maturity of the notes and our creditworthiness, as reflected in our secondary market rate. You should understand that the value of your notes at any time prior to maturity may be significantly less than the issue price.

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Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Notes” in this pricing supplement.

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Our offering of the notes is not a recommendation of the CMS reference spread or the underlying index. The fact that we are offering the notes does not mean that we believe that investing in an instrument linked to the CMS reference spread and the underlying index is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the stocks that constitute the underlying index or in instruments related to the CMS reference spread or the underlying index or the stocks that constitute the underlying index, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the CMS reference spread and the underlying index. These and

February 2015	PS-5

Citigroup Inc.
Callable Dual Range Accrual Notes Linked to the CMS Reference Spread and the S&P 500® Index Due February 27, 2030

other activities of our affiliates may affect the CMS reference spread or the level of the underlying index in a way that has a negative impact on your interests as a holder of the notes.

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The CMS reference spread will be affected by a number of factors. The amount of your variable coupon payments will depend, in part, on fluctuations in CMS30, CMS2 and the CMS reference spread. Accordingly, you may not receive any coupon payment on one or more coupon payment dates. CMS rates, such as CMS30 and CMS2, are influenced by many factors, including:

•	the monetary policies of the Federal Reserve Board;

•	current market expectations about future interest rates over the period of time covered by CMS30 and CMS2;

•	current market expectations about inflation over the period of time relevant to the applicable CMS30 and CMS2;

•	the volatility of the foreign exchange markets;

•	the availability of relevant hedging instruments;

•	the perceived general creditworthiness of the banks that participate in the interest rate swap market and the London interbank loan market; and

•	general credit and economic conditions in global markets, and particularly in the United States.

The CMS reference spread will be influenced by a number of complex economic factors, including those that affect CMS rates generally.  Whether the accrual condition is satisfied will depend not on how the relevant economic factors affect any one CMS rate or even CMS rates generally, but rather on how those factors affect CMS rates of different maturities differently.  For example, if the relevant economic factors lead to a general increase in CMS rates but shorter-term rates rise more than longer-term rates, the CMS reference spread will decrease.

Because CMS rates are market rates and are influenced by many factors, it is impossible to predict the future value of any CMS rate or the spread between CMS rates.  It is possible that you will receive below market or no coupon payments for an extended period or even throughout the entire term of the notes.  You should carefully consider whether an investment that may not provide for any return on your investment after the first year following issuance, or may provide a return that is lower than the return on alternative investments, is appropriate for you.

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The manner in which CMS rates are calculated may change in the future.  The method by which CMS30 and CMS2 are calculated may change in the future, as a result of governmental actions, actions by the publisher of CMS30 and CMS2 or otherwise.  We cannot predict whether the method by which CMS30 or CMS2 is calculated will change or what the impact of any such change might be.  Any such change could affect the value of the CMS reference spread in a way that has a significant adverse effect on the notes.

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One of our affiliates participates in the determination of CMS30 and CMS2. CMS rates are determined based on a poll of dealers in interest rate swaps selected by the International Swaps and Derivatives Association, Inc.  One of our affiliates is a participant in the poll that determines CMS rates, and its participation in that poll may have an effect on CMS30 and CMS2.  Any such effect on CMS30 and CMS2 may adversely affect holders of the notes.  In participating in that poll, our affiliate has no obligation to consider your interests as an investor in the notes.

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The level of the underlying index may be adversely affected by our or our affiliates’ hedging and other trading activities. We have hedged our obligations under the notes through CGMI or other of our affiliates, who have taken positions directly in the stocks that constitute the underlying index and other financial instruments related to the underlying index or such stocks and may adjust such positions during the term of the notes. Our affiliates also trade the stocks that constitute the underlying index and other financial instruments related to the underlying index or such stocks on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the level of the underlying index in a way that negatively affects the value of the notes. They could also result in substantial returns for us or our affiliates while the value of the notes declines.

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We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities. Our affiliates may currently or from time to time engage in business with the issuers of the stocks that constitute the underlying index, including extending loans to, making equity investments in or providing advisory services to such issuers. In the course of this business, we or our affiliates may acquire non-public information about such issuers, which we will not disclose to you. Moreover, if any of our affiliates is or becomes a creditor of any such issuer, they may exercise any remedies against such issuer that are available to them without regard to your interests.

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The calculation agent, which is an affiliate of ours, will make important determinations with respect to the notes. If certain events occur, such as the discontinuance of the underlying index or the unavailability of CMS30 or CMS2, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect any coupon payment you receive. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the notes.

▪
Adjustments to the underlying index may affect the value of your notes. S&P Dow Jones Indices LLC (the “underlying index publisher”) may add, delete or substitute the stocks that constitute the underlying index or make other methodological changes that

February 2015	PS-6

Citigroup Inc.
Callable Dual Range Accrual Notes Linked to the CMS Reference Spread and the S&P 500® Index Due February 27, 2030

could affect the level of the underlying index. The underlying index publisher may discontinue or suspend calculation or publication of the underlying index at any time without regard to your interests as a holder of the notes.

Information About the CMS Reference Spread

Satisfaction of the accrual condition is based in part on the CMS reference spread, which is the difference, or spread, between two constant maturity swap (“CMS”) rates of different maturities—CMS30 and CMS2.

About CMS Rates

A constant maturity swap (“CMS”) rate for a given maturity is, at any time, a market rate for the fixed leg of a conventional fixed-for-floating U.S. dollar interest rate swap entered into at that time with that maturity.  A conventional fixed-for-floating U.S. dollar interest rate swap is an agreement between two parties to exchange payment streams in U.S. dollars over a given period of time, where one party pays a fixed rate (the “fixed leg”) and the other party pays a floating rate that is reset periodically based on 3-month U.S. dollar LIBOR (the “floating leg”).  For example, the 30-year CMS rate at any given time is a market rate for the fixed leg of a fixed-for-floating U.S. dollar interest rate swap with a maturity of 30 years and a floating rate reset periodically based on 3-month U.S. dollar LIBOR.  3-month U.S. dollar LIBOR is a measure of the rate at which banks lend U.S. dollars to each other for a period of 3 months in the London interbank market.

Many complex economic factors may influence CMS rates, including:

•	the monetary policies of the Federal Reserve Board;

•	current market expectations about future interest rates over the period of time covered by the applicable CMS rate;

•	current market expectations about inflation over the period of time relevant to the applicable CMS rate;

•	the volatility of the foreign exchange markets;

•	the availability of relevant hedging instruments;

•	the perceived creditworthiness of the banks that participate in the interest rate swap market and the London interbank loan market; and

•	general credit and economic conditions in global markets, and particularly in the United States.

Because CMS rates are market rates and are influenced by many factors, it is impossible to predict the future value of any CMS rate.

CMS Curve Notes

The relationship between CMS rates of different maturities (such as CMS30 and CMS2) may be thought of in terms of a CMS rate curve, where maturities are plotted on the x-axis of a graph and the applicable CMS rate is plotted on the y-axis.  The graphs below illustrate hypothetical CMS rate curves and do not represent any actual CMS rate curve.

February 2015	PS-7

Citigroup Inc.
Callable Dual Range Accrual Notes Linked to the CMS Reference Spread and the S&P 500® Index Due February 27, 2030

In normal market conditions, longer-term CMS rates are typically greater than shorter-term CMS rates, as illustrated in the first graph above.  However, CMS rates do not always exhibit this relationship and, at times, longer-term CMS rates may be less than short-term CMS rates, as illustrated in the second graph above.

Satisfaction of the accrual condition will depend on whether the CMS rate curve is an upward sloping curve or an inverted curve and on the steepness of the CMS rate curve.  If the CMS rate curve is upward sloping on any elapsed day, such that the CMS30 is greater than the CMS2 by an amount equal to or greater than 0.25%, the CMS reference spread will not cause the accrual condition to fail to be satisfied on such elapsed day and such elapsed day may be an accrual day if the other condition is satisfied.  Conversely, if the CMS rate curve becomes inverted or if the spread narrows on any elapsed day, such that CMS30 is not greater than CMS2 by an amount equal to or greater than 0.25%, the accrual condition will fail to be satisfied on that elapsed day and the variable coupon rate for the related coupon payment date will be negatively affected.

Determination of CMS30 and CMS2

A specified CMS rate on any date of determination is the rate for U.S. dollar interest rate swaps with the applicable designated maturity appearing on Reuters page “ISDAFIX1” (or any successor page as determined by the calculation agent) as of 11:00 a.m. (New York City time) on that date of determination. The “designated maturity” of a specified CMS rate is the time period specified with respect to that specified CMS rate. The “designated maturity” of CMS30 and CMS2 is 30 years and 2 years, respectively.

Historical Information

The CMS reference spread at 11:00 a.m. (New York time) on February 24, 2015 was 1.6506%. The graph below shows the daily values of the CMS reference spread for each day such value was available from January 3, 2000 to February 24, 2015.  We obtained the values below from Bloomberg L.P., without independent verification.  You should not take the historical values of the CMS reference spread as an indication of the future values of the CMS reference spread during the term of the notes.

Historical CMS Reference Spread Rate (%) January 3, 2000 to February 24, 2015

February 2015	PS-8

Citigroup Inc.
Callable Dual Range Accrual Notes Linked to the CMS Reference Spread and the S&P 500® Index Due February 27, 2030

Information About the Underlying Index

The S&P 500® Index consists of 500 common stocks selected to provide a performance benchmark for the large capitalization segment of the U.S. equity markets. It is calculated and maintained by S&P Dow Jones Indices LLC. The S&P 500® Index is reported by Bloomberg L.P. under the ticker symbol “SPX.”

“Standard & Poor’s,” “S&P” and “S&P 500®” are trademarks of Standard & Poor’s Financial Services LLC and have been licensed for use by Citigroup Inc. and its affiliates. For more information, see “Equity Index Descriptions—S&P 500® Index—License Agreement” in the accompanying underlying supplement.  Please refer to the sections “Risk Factors” and “Equity Index Descriptions—S&P 500® Index” in the accompanying underlying supplement for important disclosures regarding the underlying index, including certain risks that are associated with an investment linked to the underlying index.

Historical Information

The closing level of the underlying index on February 24, 2015 was 2,115.48.

The graph below shows the closing level of the S&P 500® Index for each day such level was available from January 3, 2000 to February 24, 2015.  We obtained the closing levels from Bloomberg L.P., without independent verification.  You should not take the historical closing levels of the underlying index as an indication of future performance.

S&P 500® Index — Historical Closing Levels January 3, 2000 to February 24, 2015

February 2015	PS-9

Citigroup Inc.
Callable Dual Range Accrual Notes Linked to the CMS Reference Spread and the S&P 500® Index Due February 27, 2030

United States Federal Tax Considerations

In the opinion of our tax counsel, Davis Polk & Wardwell LLP, the notes should be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Notes Treated as Contingent Payment Debt Instruments,” and the remaining discussion assumes this treatment is respected.  If you are a U.S. Holder, you will be required to recognize interest income at the “comparable yield,” which generally is the yield at which we could issue a fixed-rate debt instrument with terms similar to those of the notes, including the level of subordination, term, timing of payments and general market conditions, but excluding any adjustments for the riskiness of the contingencies or the liquidity of the notes. We are required to construct a “projected payment schedule” in respect of the notes representing a payment or a series of payments the amount and timing of which would produce a yield to maturity on the notes equal to the comparable yield.  The amount of interest you include in income in each taxable year based on the comparable yield will be adjusted upward or downward to reflect the difference, if any, between the actual and projected payments on the notes as determined under the projected payment schedule.

Although it is not entirely clear how the comparable yield and projected payment schedule must be determined when a debt instrument may be redeemed by the issuer prior to maturity, we have determined that the comparable yield for a note is a rate of 4.630%, compounded quarterly, and that the projected payment schedule with respect to a note consists of the following payments:

May 27, 2015	$10.133	May 27, 2020	$12.100	May 27, 2025	$13.908
August 27, 2015	$10.116	August 27, 2020	$12.079	August 27, 2025	$13.884
November 27, 2015	$10.099	November 27, 2020	$12.059	November 27, 2025	$13.859
February 27, 2016	$10.083	February 27, 2021	$12.038	February 27, 2026	$13.834
May 27, 2016	$10.066	May 27, 2021	$12.017	May 27, 2026	$13.809
August 27, 2016	$10.049	August 27, 2021	$11.996	August 27, 2026	$13.784
November 27, 2016	$10.032	November 27, 2021	$11.975	November 27, 2026	$13.759
February 27, 2017	$10.015	February 27, 2022	$11.954	February 27, 2027	$13.734
May 27, 2017	$9.998	May 27, 2022	$11.933	May 27, 2027	$13.710
August 27, 2017	$9.981	August 27, 2022	$11.913	August 27, 2027	$13.685
November 27, 2017	$9.964	November 27, 2022	$11.892	November 27, 2027	$13.660
February 27, 2018	$9.947	February 27, 2023	$11.871	February 27, 2028	$13.635
May 27, 2018	$9.931	May 27, 2023	$11.850	May 27, 2028	$13.610
August 27, 2018	$9.914	August 27, 2023	$11.829	August 27, 2028	$13.585
November 27, 2018	$9.897	November 27, 2023	$11.808	November 27, 2028	$13.561
February 27, 2019	$9.880	February 27, 2024	$11.787	February 27, 2029	$13.536
May 27, 2019	$9.863	May 27, 2024	$11.766	May 27, 2029	$13.511
August 27, 2019	$9.846	August 27, 2024	$11.746	August 27, 2029	$13.486
November 27, 2019	$9.829	November 27, 2024	$11.725	November 27, 2029	$13.461
February 27, 2020	$9.812	February 27, 2025	$11.704	February 27, 2030	$1,013.436

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amounts that we will pay on the notes.

Upon the sale or exchange of the notes (including retirement upon early redemption or at maturity), you generally will recognize gain or loss equal to the difference between the proceeds received and your adjusted tax basis in the notes.  Your adjusted tax basis will equal your purchase price for the notes increased by interest income previously included on the notes (without regard to the adjustments described above) and decreased by prior payments according to the projected payment schedule.  Any gain generally will be treated as

February 2015	PS-10

Citigroup Inc.
Callable Dual Range Accrual Notes Linked to the CMS Reference Spread and the S&P 500® Index Due February 27, 2030

ordinary income, and any loss generally will be treated as ordinary loss to the extent of prior net interest inclusions on the note and as capital loss thereafter.

Subject to the discussion in the accompanying prospectus supplement regarding “FATCA,” if you are a Non-U.S. Holder of notes, you generally will not be subject to U.S. federal withholding or income tax in respect of payments on or amounts received on the sale, exchange, redemption or retirement of the notes, provided that (i) income in respect of the notes is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.  See “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying prospectus supplement for a more detailed discussion of the rules applicable to Non-U.S. Holders of the notes.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying prospectus supplement.  The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the notes.

You should also consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the notes and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Inc. and the underwriter of the sale of the notes, is acting as principal and will receive an underwriting fee of $25 for each $1,000 note sold in this offering.  From this underwriting fee, CGMI will pay selected dealers not affiliated with CGMI, including Morgan Stanley & Co. LLC, a fixed selling concession of $25 for each note they sell.

CGMI is an affiliate of ours. Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the notes, either directly or indirectly, without the prior written consent of the client.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

A portion of the net proceeds from the sale of the notes will be used to hedge our obligations under the notes. We have hedged our obligations under the notes through CGMI or other of our affiliates. CGMI or such other of our affiliates may profit from this hedging activity even if the value of the notes declines. This hedging activity could affect the closing level of the underlying index and, therefore, the value of and your return on the notes. For additional information on the ways in which our counterparties may hedge our obligations under the notes, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Valuation of the Notes

CGMI calculated the estimated value of the notes set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the notes by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the notes, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the notes (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the notes prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

For a period of approximately six months following issuance of the notes, the price, if any, at which CGMI would be willing to buy the notes from investors, and the value that will be indicated for the notes on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the notes. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the six-month temporary adjustment period.  However, CGMI is not obligated to buy the notes from investors at any time.  See “Summary Risk Factors—The notes will not be listed on a securities exchange and you may not be able to sell them prior to maturity.”

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Inc., when the notes offered by this pricing supplement have been executed and issued by Citigroup Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such notes will be valid and binding obligations of Citigroup Inc., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith),

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Callable Dual Range Accrual Notes Linked to the CMS Reference Spread and the S&P 500® Index Due February 27, 2030

provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the notes.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinion set forth below of Michael J. Tarpley, Associate General Counsel–Capital Markets of Citigroup Inc. In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated November 13, 2013, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on November 13, 2013, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of the trustee and that none of the terms of the notes nor the issuance and delivery of the notes, nor the compliance by Citigroup Inc. with the terms of the notes, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Inc. or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Inc.

In the opinion of Michael J. Tarpley, Associate General Counsel–Capital Markets of Citigroup Inc., (i) the terms of the notes offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the issuance and sale of such notes and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed, and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture and of the notes offered by this pricing supplement by Citigroup Inc., and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents.  This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Michael J. Tarpley, or other internal attorneys with whom he has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to his satisfaction, of such corporate records of Citigroup Inc., certificates or documents as he has deemed appropriate as a basis for the opinions expressed above. In such examination, he or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to him or such persons as originals, the conformity to original documents of all documents submitted to him or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

Contact

Clients of Morgan Stanley & Co. LLC may contact their local Morgan Stanley branch office or the Morgan Stanley principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number 212-762-9666).  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

© 2015 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

February 2015	PS-12